EXHIBIT 3.4

Operating Agreement of
Mirror Merger Sub 2, LLC

This Operating Agreement (this “Agreement”) is entered into as of October 7, 2020, effective as of the Effective Date (as defined below) for the purpose of governing Mirror Merger Sub 2, LLC, a Maryland limited liability company (the “Company”), by Morgan Stanley, a Delaware corporation (the “Member”).

1.	Formation. The Company was formed as a limited liability company under the laws of the State of Maryland on October 5, 2020 (the “Effective Date”) upon the filing of Articles of Organization with, and the acceptance for record of such Articles of Organization by, the State Department of Assessments and Taxation of Maryland (the “SDAT”).

2.	Dissolution. The Company has perpetual existence, except as provided in the Maryland Limited Liability Company Act (the “Act”).

3.	Business and Powers. The business of the Company is to engage in any lawful business, trade, purpose or activity permitted by the Act. The Company may exercise all of the powers and privileges granted to limited liability companies by the Act, by any other law or by this Agreement.

4.	Principal Office. The initial principal office of the Company in the State of Maryland is c/o The Corporation Trust Incorporated, 2405 York Road, Suite 201, Lutherville Timonium, Maryland 21093-2264.

5.	Capital; Percentage Interest. The Member owns one hundred percent of the membership interest in the Company. The Member may make capital contributions to the Company in such amounts and at such times as the Member may deem appropriate.

6.	Management by Member. The business and affairs of the Company shall be managed by and under the direction of the Member. Hirsh M. Ament, as an “authorized person” within the meaning of the Act, has executed, delivered and filed the Articles of Organization of the Company with the SDAT (such filing being hereby approved and ratified in all respects). Upon the filing of the Articles of Organization with the SDAT, such individual’s powers as an authorized person ceased and the Member is thereafter designated as an “authorized person” within the meaning of the Act. To the extent of its powers set forth in this Agreement, the Member is an agent of the Company for the purpose of the Company’s business, and the actions of the Member taken in accordance with such powers set forth in this Agreement shall bind the Company.

7.	Officers. The Member may from time to time elect such other officers (the “Officers”) with such titles, powers and duties as it shall deem necessary or desirable. An individual may hold more than one office. The Officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Member, are agents of the Company for the purpose of the Company’s business, and the actions of the Officers taken in accordance with such powers shall bind the Company. Except to the extent otherwise provided herein, each Officer shall have duties equivalent to those of similarly titled officers of business corporations organized under the Maryland General Corporation Law and the powers as from time to time may be determined by the Member. The Member may delegate to any Officer any of the Member’s powers under this Agreement, including, without limitation, the power to bind the Company. Any delegation pursuant to this Section 7 may be revoked at any time by the Member. An Officer may be removed with or without cause by the Member. The Officers of the Company as of the date hereof hereby designated by the Member are listed on Exhibit A hereto.

8.	Distributions. Distributions of cash or other assets of the Company will be made at times and in amounts as the Member may determine.

9.	No Separate Entity for Tax Purposes. The Company shall not be treated as a separate entity for federal income tax purposes and, to the extent permitted by law, for state and local tax purposes. The Company shall prepare and file all tax returns and other tax statements in a manner consistent herewith.

10.	Limitation on Liability. Except as specifically required by the Act, no Member or Officer of the Company shall be obligated personally for any debt, obligation or liability of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Member or Officer of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or the management of its business or affairs under this Agreement or the Act shall not be grounds for making a Member or Officer responsible for the liabilities of the Company. To the fullest extent permitted by the Maryland General Corporation Law as supplemented by statutory or decisional law, as amended or interpreted, no current or former Member or Officer of the Company shall be personally liable to the Company or any member or manager of the Company, any assignee of any interest in the Company or any creditor of the Company for money damages. No amendment of this Agreement or repeal of any of its provisions shall limit or eliminate the limitation on liability provided to Members and Officers hereunder with respect to any act or omission occurring prior to such amendment or repeal.

11.	Right to Indemnification. The Company shall, to the fullest extent permitted by Section 2-418 of the Maryland General Corporation Law now or hereafter in effect, indemnify any person serving or who has served as a director, Member or Officer of the Company (or any predecessor thereof), or at its request as a director, officer, trustee, partner, employee, agent or other representative of another corporation, joint stock company, syndicate, association, firm, trust, partnership or other entity, against all liabilities and expenses, including without limitation, attorneys’ fees and judgments, penalties, fines and amounts paid in settlement, reasonably incurred by him or her in connection with any threatened, pending or completed action, suit or other proceeding, whether civil, criminal, administrative, investigative or legislative, in which he or she may be involved or with which he or she may be threatened by reason of serving or having served in such position. The right of indemnification provided by this Section 11 shall not be exclusive of or otherwise affect any other rights to which such person may be entitled (whether under any law, bylaw, agreement, director vote, member vote or otherwise), shall inure to the benefit of such person’s heirs, executors, administrators and personal representatives, and shall continue as to a person who has ceased to serve in any such position. Neither the amendment nor repeal of this Section 11, nor the adoption or amendment of any other provision of the Agreement inconsistent with this Section 11, shall apply to or affect in any respect the applicability of the foregoing provisions of this Section 11 with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. The right of indemnification provided by this Section 11 shall be subject to the limitations set forth in Section 4A-203(14) of the Act.

12.	Limitation on Foreclosure. To the maximum extent permitted by the Act, notwithstanding any showing that distributions under a charging order upon any economic interest of the Company will not pay the amount owed to the creditor within a reasonable time, no membership interest in the Company shall be subject to foreclosure.

13.	Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Maryland without regard to conflicts of law. In the event of any conflict between any provision of this Agreement and any non-mandatory provision of the Act, the provision of this Agreement shall control.

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In witness whereof, the Member has caused this Agreement to be duly executed as of the day and year first above written.

MEMBER:

MORGAN STANLEY
a Delaware corporation

By:	/s/ Sebastiano Visentini
Name:	Sebastiano Visentini
Title:	Managing Director

Exhibit A

Name	Title
Sebastiano Visentini	President, Treasurer and Secretary
Humberto Reboredo	Vice President, Tax